Exhibit 99.1

Quanex Building Products	News Release

Quanex Names David D. Petratis as President and Chief Executive Officer,
Succeeding Raymond A. Jean Who Remains Chairman

Houston, Texas, May 20, 2008 — Quanex Building Products Corporation (NYSE:NX), an industry-leading manufacturer of value added, engineered materials and components for the Building Products market, announced today that its Board of Directors has elected David D. Petratis, 50, as President and Chief Executive Officer of Quanex, effective July 1, 2008. The Board also elected Mr. Petratis as a director, effective July 1, 2008. Mr. Petratis currently serves as President and CEO of Schneider Electric North American Operating Division. Mr. Petratis will succeed Raymond A. Jean as President and CEO, and Mr. Jean will remain Chairman of the Board.

“Ray Jean has done an outstanding job during his tenure as Chief Executive Officer,” said Joseph J. Ross, Chairman of the Nominating and Corporate Governance Committee, on behalf of the Board. “Ray transformed Quanex to a market driven firm focused on two distinct markets and delivered tremendous value for our shareholders. The Board is delighted in having recruited Dave Petratis to be its next CEO, and Ray will continue to serve as Executive Chairman until his retirement around calendar year-end to provide for a smooth transition.”

“Dave is the right executive to be the CEO of a newly reconstituted Quanex focused on becoming a significant force in the Building Products industry,” Mr. Jean said. “He is a well-rounded leader with a track record of positioning businesses under his stewardship with leading-edge manufacturing capabilities and driving impressive growth. His process based, results-oriented management style and knowledge of the Building Products industry will be invaluable as he drives growth at Quanex.”

About David D. Petratis: Dave is currently the President and Chief Executive Officer of Schneider Electric’s North American Operating Division with sales of $4.3 billion in 2007. Schneider Electric, well known for its flagship Square D brand employs 22,400 employees with 46 manufacturing facilities throughout North America. Under Dave’s leadership, Schneider Electric has grown its North American operations by over $2 billion in revenue while doubling earnings. He successfully completed several significant acquisitions to include Juno Lighting, PMI and numerous electrical service providers.

Dave began his career with Square D Company in 1981 where he quickly advanced into key management positions. Schneider Electric acquired Square D in 1991. In 1994, Dave was appointed President of MGE UPS Systems America, which was spun off from Schneider Electric. Under Dave’s leadership, MGE America grew from a $60 million business to over $300 million in 2001. In 2001, he was awarded the Ernst & Young Entrepreneur of the Year. Schneider Electric re-acquired MGE in 2003 and Dave was subsequently promoted to be the Chief Operating Officer of Schneider Electric North America and became CEO in 2004.

Dave earned his Bachelor’s Degree in Industrial Management from the University of Northern Iowa in 1981 and his Masters in Business Administration from Pepperdine University in 1998. He is Vice-Chairman of the National Electrical Manufacturers Association, Board member of the Electrical Safety Foundation and a member of the Board of Directors of Gardner Denver, Inc.

Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s Form 10, filed with the SEC on April 4, 2008 pursuant to the Securities Exchange Act of 1934, in particular the section titled, “Special Note About Forward-Looking Statements” contained therein.

Financial Contact: Jeff Galow, 713/877-5327
Media Contact: Valerie Calvert, 713/877-5305

For additional information, visit the Company’s website at www.quanex.com.

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